Peoples Energy Corporation

                          News Release
                                                    Media Contact:

                                                      Ed Joyce
                                                    (312) 240-4567
May 1, 1996

                      FOR IMMEDIATE RELEASE

CHICAGO-- Peoples Energy Corporation today announced that its board of directors has adopted a shareholder rights plan designed to ensure fair and equal treatment  for all shareholders in the event of a proposed takeover of the company.  The board had

declared the rights as a non-cash dividend to stockholders of record as of May 15.

     Richard E. Terry, chairman of Peoples Energy, said the board took today's action as part of its fiduciary responsibility to shareholders, and not in response to any specific effort to

acquire control of the company.  Management is not aware of any such effort, he said.

     Under the plan, shareholders will receive one right for each share held, and that right will entitle the holder to buy,  under certain circumstances, one-half share of Peoples Energy's common

stock for $37.50 .   The rights will trade with the company's

common shares and will be separately tradable and be exercisable only if a person or group were to acquire 15 per cent or more of the company's outstanding common stock, or announce a tender or exchange offer that would result in the acquisition of 15 per cent or more of the company's outstanding stock.

     Peoples Energy can redeem the rights at one cent per right for ten days after they become exercisable.  The rights will

expire at the close of business on May 1, 2006.   Details of the

plan are outlined in materials that will be mailed to shareholders later this month.

     The company said the plan has no present tax consequences

and does not affect earnings or the way its shares are traded.

     In adopting the plan, Peoples Energy joins over 1,700

American public companies, including more than half the Fortune

500 companies, which have adopted shareholder rights plans.